Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-144938 on Form S-3 of our report dated April 28, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of ONEOK Texas Field Services, L.P. on December 1, 2005), relating to the financial statements of ONEOK Texas Field Services, L.P. appearing in the Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 24, 2008